Exhibit 10.2 Agency Agreement

ENERGIZ INTERNATIONAL INC.

AGENCY AGREEMENT

This Agreement is made and entered into as of this October 6, 2009 (hereinafter referred to as "Effective Date") by and between:

ENERGIZ INTERNATIONAL Inc.  (hereinafter referred to as "ENERGIZ") having its European office 33 avenue Duquesne 75007 Paris, France represented by Mr. Pierre Villeneuve its CEO
On the one Part,

And

Environmental Energy Enterprise Ltd. (hereinafter referred to as "AGENT"), having its head office. 18/3 Haneslim Raanana Israel 43583 represented by Mr. David Brown its CEO
On the other part,

ENERGIZ and AGENT individually referred 10 as 'Party" and collectively as "Parties".

WITNESSETH

WHEREAS ENERGIZ has knowledge, experience and expertise helpful in the Solar engineering Industry and propose a packaged photovoltaic module factory system know under the NICE denomination in accordance with the contract that ENERGIZ INTERNATIONAL Inc. signed with Vincent Industries and GEMOTEC.

As such is in a position to assist AGENT In obtaining the award of any order for the supply of Product the buyer in the solar technology field.

The territories (hereinafter referred to as 'Territory") are mention In Appendix 1 and limited to them:

WHEREAS AGENT is a project developer and end investor in Clean Energy projects in Wind and Solar Parks. (Hereinafter referred to as "Service") and proposes to setup Nice factories (Robotic) on the "territory"

WHEREAS the OPERATOR is the Local ENERGIZ exclusive operator and may be the AGENT may be linked to the AGENT

THEREFORE, IT HAS BEEN AGREED AS FOLLOWS:

ARTICLE 1 - APPOINTMENT

1.1	ENERGIZ appoints AGENT, as its exclusive agent in the Territory, who hereby undertakes to develop the project of building NICE (Robotic) factories on the territory trough partnerships.

1.2
AGENT hereby undertakes that AGENT shall not, during the term of the Agreement and for a period of one (1) year after the expiration or termination of this Agreement for any reason whatsoever, except as otherwise approved in writing by ENERGIZ, directly or indirectly, engage in any way in the promotion, production or sale of products which are the same as or sull6tantiatJy similar to the Products. AGENT also agrees not to direct or attempt to direct any business of, or any customer of the Products. to any competitor by direct or Indirect Inducement or otherwise or perform any act or do anything which could be detrimental to ENERGIZ or damage its business.

1.3	The AGENT will make sure that the OPERATOR includes in the ENERGIZI/OPERATOR contract the clause mentioned in section 2.

1.4           Identify partners. find the location, finance the operation of the factory and building

1.5
Supply ENERGIZ with any available information concerning the economic and legal framework of the Territory including such laws, regulations, trade practices and tax regulations which the performance of any Contracts by the ENERGIZ, and

1.6	Provide assistance in the Territory to the ENERGIZ’s representative when visiting the CLIENTS.

1.7	The AGENT will act to permit ENERGIZ to maintain a position of equity in each factory. The amount will be mutually agreed upon.

ARTICLE 2 - CONDITONS OF THE OPERATION

The AGENT will have to assure ENERGIZ that the following operating conditions will be observed by the local OPERATOR:

2.1

ENERGIZ will assist the OPERATOR in all the setup phase of the factory.

ENERGIZ will train the OPERATOR manager In all branch of the NICE factory business (marketing, technical and strategic) in order to allow them to be having a good knowledge In the photovoltaic production.

ENERGIZ will give access to the OPERATOR to all new ENERGIZ products

ENERGIZ will give to the OPERATOR access to ‘ENERGIZ BUYING CENTRAL' allowing the OPERATOR to have the "Quallity guaranty" and competitive price.

ENERGIZ will assist the OPERATOR in the promotion of Products. Such assistance shall Include the following:

o	Providing technical and promotional literature and commercial brochures to the OPERATOR.

o	Informing OPERATOR of changes to prices, technical specifications and new technologies.

o
Pllr1ictpation to meeting with OPERATOR at regular intervals 10 review OPERATOR's marketing program for Products with the objective of providing counsel. sales assistance. and development of future plans and forecasts.

o	If necessary. Appointment of specialists to assist OPERATOR during meeting with important Clients. This appointment shall remain at the sole decision of ENERGIZ.

2.2           The OPERATOR will

The OPERATOR will have 10 manage the factory in order to keep the high quality image of the product.

The OPERATOR will have 10 manage the factory in order 10 maximize the sales.

The OPERATOR will have 10 buy cells from the "ENERGIZ buying central ENERGIZ CENTRALE D’ACHAT".

The OPERATOR will Provide 10 ENERGIZ quarter report in order to let ENERGIZ know its progress and supply Audited financials annually.

2.3           In case ENERGIZ is awarded any Contracts by CLIENT OF AGENT, AGENT shall:

Give all necessary advice to ENERGIZ during the execution of the Contracts, in order to facilitate its Implementation and performance; and

Advise ENERGIZ and make recommendations in the settlement of disputes with the local authorities and governmental agencies of the Territory and/or the CLIENTS. such assistance remaining valid until the settlement of all disputes between ENERGIZ and the CLIENTS and/or the local authorities and governmental agencies. and

Assisting ENERGIZ in obtaining timely payments from the CLIENTS, and if necessary, in recovering any accounts receivable, and/or any bank guarantee return; and more generally, provide all services that are to be expected from an agent according to customs and business practices, and/or as may be required from time to time by ENERGIZ.

2.4
AGENT shall have neither right nor authority to assume or create In whatever way any obligation of any kind or to make any warranty or representation. express or Implied. in the name of or on behalf of ENERGIZ, without ENERGIZ's prior written consent. AU discussions between AGENT and the CLIENTS shall take place strictly with the understanding that all business decisions and commitments are subject to ENERGlZ's acceptance at its sole discretion.

AGENT shall be entitled to advertise his status as an independent agent of ENERGIZ.  Agent represent himself as an employee of ENERGIZ or take any action which could indicate to third persons or deem that an employer-employee relationship exists between ENERGIZ and AGENT. Breach of these provisions by AGENT shall entitle ENERGIZ to terminate forthwith this Agreement and to withhold any compensation payable to AGENT. AGENT shall be and shall act as an independent agent.

2.5
This Agreement has been entered into by ENERGIZ, on an “intuitu personae” basis. Agent shall not assign, subcontract, transfer or attempt to assign, subcontract, or transfer this Agreement. or any of his rights or obligations there under or any part thereof.

2.6	AGENT shall not appoint any sub-agents or dealers except upon the prior written approval of ENERGIZ. AGENT shall, at all times, use his best efforts to fulfill his responsibilities hereunder.

2.7
No right, license or privilege Is granted hereunder by ENERGIZ to AGENT to use ENERGIZ's name, logos or trademarks, whether registered or not, except as required in the fulfillment of his obligations hereunder. AGENT Shall not register any of ENERGIZ's trademarks in the Territory except as explicitly instructed by ENERGIZ, in which case the trademarks shall be registered in the name of ENERGIZ as owner, The AGENT shall have no rights whatsoever to any name, logo or trademark owned or originated by ENERGIZ, whether registered or not, even alter the termination of this Agreement.

ARTICLE 3 - TERRITORY AND EXCLUSIVE

The AGENT will have the exc1usivity to build NICE facilities in Israel, Jordan, Turkey, Cyprus. Hawaii and Balkan (excluding Romania) under the following condition:

3.1	The AGENT will have to sign a first contract for a minimum 1 (one) 20MW NICE factory by December 15th 2009.

3.2	The signature of the contract will be validated by a 30% of the contract value Payment.

3.3	The AGENT will keep the exclusive for the other countries under the condition that 2 other 20MW NICE lines have been signed by June 30'" 2010 and 2 other by February 16th,

3.4	It is understood that the signature of the lines sales are validated by the payment of the 30% deposit.

3.5
At the moment of the signature of the present contract ENERGIZ doesn't limit the territory of sale of an OPERATOR, so the OPERATOR has the right to sell modules or added value product based on NICE factory product in any territories. ENERGIZ will inform the AGENT If there will be territory sales limitation. The exclusive regard only the capacity to build a factory on a territory.

ARTICLE 4 - EFFECINE DATE •TERM AND TERMINATION

4.1
This Agreement shall be effective on Effective Date for an Initial period ending on 31st December 2009 (hereinafter referred to as "Initial Period"). Each Party may terminate this Agreement on 31 December 2009 by giving a thirty (30) days prior notice to the other Party

4.2
Should this Agreement be not terminated on 31 December 2009, due to the successful cooperation with orders, the Parties hereby agree that the Agreement shall renew automatically at the end of the Initial Period for consecutive one-year periods unless either Party gives written notice of its intent not to so renew the Agreement three (3) months prior to the expiration of any subsequent period.

4.3	If the Agreement is not renewed by ENERGIZ for any reason, of default or breach of AGENT under this Agreement, ENERGIZ shall not paying any fees to the AGENT

4.4
Notwithstanding the above, this Agreement is subject to earlier termination by either party immediately upon thirty (30) days notice, if the other Party falls to perform any of its obligations hereunder and such failure is not remedied within thirty (30) days after receipt by the defaulting Party of a written notice to remedy from the other Party specifying the particular failure.

4.5
In addition, this Agreement can also be terminated forthwith by ENERGIZ, without prejudice of any other remedies it may have hereunder, at law, or in equity, in case of insolvency, bankruptcy, change of control of AGENT, gross negligence, fraud or breach by the AGENT of Articles 1.2, 2.3, 2.4, 2.5 and 6 of this Agreement.

4.6	In the event this Agreement is not renewed or in the event of earlier termination by ENERGIZ for default of AGENT. then all rights granted hereunder shall immediately cease to be granted.

ARTICLE 5 - CONFIDENTIALITY

5.1
All information and data in written form or otherwise received from ENERGIZ or to which AGENT has had access during the performance of this Agreement, are deemed Proprietary Information of ENERGlZ, and, as such, are such confidential, except solely those data and information, which are specifically or by nature intended to be disclosed to the public or to third parties.

5.2
AGENT agrees not to disclose to any third party and not to use. except for the purpose of this Agreement any information of a confidential nature such as technical or commercial date, price structures, costs or administrative information made available to it by ENERGIZ or which it may have learned in the performance of this Agreement.

5.3	The above provisions shall survive ten (10) years from expiry or termination of this Agreement

5.4	Upon termination of this Agreement, AGENT shall return to ENERGIZ all sales cards, brochures catalogues and other materials or property of ENERGIZ that may have been furnished by ENERGIZ to AGENT.

ARTICLE 6 - GENERAL PROVISIONS

6.1
The failure to Insist upon strict compliance with any of the terms or conditions of this Agreement shall not be deemed a waiver of such terms and conditions nor shall any waiver of any right at any one or more times be deemed a waiver of such right at any other time.

6.2	This Agreement contains the entire and only Agreement between the Parties hereto and supersedes and cancels all previous agreements, negotiations, commitments and representations relating thereto.

6.3	No Change, alteration, modification, addition or deletion to this Agreement shall be valid unless in writing and executed by the Parties hereto.

ARTICLE 7 - SETTLEMENT OF DISPUTES - ARBITRATION - APPLICABLE LAW

7.1
Any dispute arising out of or in connection with this Agreement which could not be amicably settled shall be finally settled in accordance with the Rules of Arbltra1lon of Netherlands Arbitration Institute. The arbitration proceedings shall be held in Amsterdam, Netherlands, and shall be conducted In the English language. The award shall be final and binding upon the Parties.

7.2	This Agreement will be governed and construed In accordance with the Laws of France.

ARTICLE 8 - MISCELLANEOUS

8.1
ENERGIZ shall not be held liable for any acts, omissions or representations by AGENT not expressly contemplated as part of AGENT's obligations under this Agreement and/or specifically assumed by ENERGIZ or for any legal actions or claims of any nature asserted against AGENT. Furthermore, AGENT shall indemnify and hold harmless ENERGIZ against any and all judgments, damages. costs or losses of any kind as a result of claims brought by the CLIENTS or any other third parties against ENERGIZ and which arise from any acts representations omissions of AGENT which such acts, representations or omissions constitute a breach by AGENT of its obligations under this Agreement. The maximum liability of AGENT towards ENERGIZ under this Clause shall not exceed the compensation received by AGENT under this Agreement.

8.2
Any notice or communication required or permitted to be given pursuant to this Agreement shall be in writing and sent by telefax or by registered mall, postage prepaid. to become effective as of the date of dispatch, to the addresses below, or to the telefax numbers below, which information may be changed ;at any time upon like written notice.

IN WITNESS WHEREOF, the Parties have set forth their signatures below.

For ENERGIZ                                                                           For AGENT

/s/Pierre Villeneuve                                                                           /s/David Brown
Name: Pierre Villeneuve                                                                   Name: David Brown

Position: Managing Director                                                          Position: Managing Director